Exhibit 99.1

FOR IMMEDIATE RELEASE

Lantronix Announces CEO Transition

CFO Jeremy Whitaker Appointed Interim CEO

Irvine, Calif. – November 18, 2015 – Lantronix, Inc. (NASDAQ: LTRX) – a specialized networking company providing smart IoT and M2M connectivity solutions – today announced that Kurt Busch has resigned from his role as president and chief executive officer and as a director to pursue other opportunities, effective immediately. Chief Financial Officer Jeremy Whitaker has been appointed interim chief executive officer of the company while the board of directors finalizes its search for a permanent CEO.

Chairman Bernhard Bruscha said, “On behalf of the Lantronix board of directors, we would like to thank Kurt for his service to the company, and wish him success in his future endeavors. We recognize and appreciate Kurt’s contributions to Lantronix, especially with respect to the company’s development of new products focused on the IoT market and expansion of sales channels. Our focus now is to onboard an experienced leader who will elevate our leadership in the IoT marketplace, grow the company and deliver enhanced value to our shareholders.”

“It’s been a pleasure and honor for me to work with the team at Lantronix over these past four years,” said Kurt Busch. “I’m proud of the accomplishments we achieved and wish my colleagues and fellow shareholders all the best as the company enters into this next phase.”

Whitaker, 45, will continue to serve as chief financial officer of the company, a position he has held since September 2011. Before joining the company as chief financial officer, he served as vice president, corporate controller at Mindspeed Technologies, a supplier of semiconductor solutions for network infrastructure applications, from January 2011 to September 2011. Prior to that, Whitaker served in a number of finance and accounting roles at Lantronix from August 2005 to January 2011, including as vice president of finance and accounting, senior director of finance, and director of finance and accounting. Prior to August 2005, Whitaker held vice president and director level finance and accounting positions with two publicly-traded companies, and worked in the assurance practice for six years at Ernst & Young LLP.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a specialized networking company providing M2M (machine to machine) and IoT (Internet of Things) solutions. Our products deliver secure connectivity, device management and mobility for today’s increasingly connected world. By networking and managing devices and machines that have never before been connected, we enable our customers to realize the possibilities of the Internet of Things. Founded in 1989, Lantronix pioneers robust, intelligent and easy to deploy solutions for mission critical applications in a wide range of industries, including data center, medical, security, industrial, transportation, retail, financial and government. Lantronix is headquartered in Irvine, California, with offices in Europe, Asia and Japan. For more information, visit www.lantronix.com.

Learn more at the Lantronix blog, www.lantronix.com/blog, featuring industry discussion and updates. To follow Lantronix on Twitter, please visit www.twitter.com/Lantronix. View our video library on YouTube at www.youtube.com/user/LantronixInc or connect with us on LinkedIn at www.linkedin.com/company/lantronix.

Investor Contact:

E.E. Wang

investors@lantronix.com
949-614-5879

© 2015 Lantronix, Inc. All rights reserved.

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